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                        EQUITRUST LIFE INSURANCE COMPANY
            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                   OTHER ADULT UNIVERSAL LIFE INSURANCE RIDER

           This rider is a part of the policy to which it is attached.


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SECTION 1 - DEFINITIONS
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1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2  COVERED ADULT
means the person whose life is insured under this rider and who is age 18 or older.

1.3 AGE
means age at the last birthday.

1.4 ATTAINED AGE
means the covered adult's age on the effective date plus the number of policy years since the effective date.

1.5 EFFECTIVE DATE
means the effective date of this rider shown on  the policy data page.

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SECTION 2 - THE CONTRACT
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2.1 DEATH BENEFIT
We will pay the amount of this rider to the beneficiary of this rider:

a) within two months after receipt by us of due proof of the covered adult's death;

b) if the policy and this rider are in force on the date of the covered adult's death with all needed monthly deductions paid; and

c)   subject to the terms and conditions of the policy and this rider.

2.2 AMOUNT OF  THIS RIDER

The amount of insurance under this rider is shown on the policy data page.

2.3 DEATH BENEFIT CHANGES
The owner may change the amount of this rider at any time after the first policy year subject to the following rules:

a)   The change must be in writing in a form acceptable to us.

b)   It must be signed by the owner.

c) The form must be sent to us and, if proof of insurability is required, such proof must be acceptable to us.

d) We will issue a new policy data page for any change in the amount of this rider.

Any decrease will be effective on the monthly deduction day coinciding with or next following our receipt of the request. Any reduction will be in the following order:

a)   against the most recent increase in insurance;

b)   against the next most recent increases reduced in succession;

c)   against the initial amount.

In no event will the current amount of this rider be more than the specified amount of the policy. Any decrease is also subject to a minimum amount remaining of $50,000.

Any increase will require proof of insurability. An approved increase will have an effective date as shown on the new policy data page.

2.4 INCONTESTABLE CLAUSE
We will not contest payment of this rider for any reason other than fraud after this rider has been in force during the covered adult's lifetime for two years from the effective date of this rider.

We will not contest payment of any increases in the amount of this rider for any reason other than fraud after the increases have been in force during the covered adult's lifetime for two years from the effective date of each increase.

2.5 MISSTATEMENT OF AGE OR SEX
We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the

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amount the monthly deductions actually paid would have bought at the correct age or sex.

2.6 SUICIDE
If, within one year of the effective date, the covered adult dies by suicide, whether sane or insane, our liability is limited to the monthly deductions paid for this rider.

Any increase in death benefits resulting from an increase in the amount of this rider will not be paid if a covered adult dies from suicide, while sane or insane, within one year of the date of such increase. Instead, we will return an amount equal to the cost of insurance for such increase in the amount of this rider.

2.7 TERMINATION
All rights and benefits under this rider will end when any one of the following events occurs:

a) the earlier of the policy anniversary on which you are age 115 or the policy anniversary on which the covered adult is age 115;

b)  the covered adult dies;

c)  the owner requests that the policy or rider be cancelled or fully converted;

d) the grace period specified in the policy ends without payment of the monthly deductions; or

e)  conversion, expiry, maturity or termination of the policy.

2.8 POLICY PROVISIONS APPLY
The accumulated value benefits and policy loan provisions of the policy, if any, will not apply to this rider. All other provisions not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

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SECTION 3 - OWNERSHIP AND BENEFICIARY
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3.1 OWNERSHIP
The owner of the policy will be the owner of this rider.

3.2 BENEFICIARY
Beneficiaries for this rider are as named in the application, unless changed by the owner. The rider's beneficiaries may be different from the policy's beneficiaries.

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SECTION 4 - MONTHLY DEDUCTIONS AND REINSTATEMENT
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4.1  MONTHLY DEDUCTIONS
The monthly deductions for this rider are to be paid on the same dates, in the same manner, and under the same conditions as the monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until the rider terminates. The monthly deduction for this rider is computed as the sum of a) plus b), where:

a) is the cost of insurance rate (as defined in section 4.2) multiplied by the amount of the rider; and

b) is the monthly per $1,000 charge from the policy data page, multiplied by the current amount or the amount of any increase in the amount of this rider. This charge applies only during the first policy year or during the 12 months following an increase in the amount of this rider.

4.2 COST OF INSURANCE RATE
The cost of insurance rate is subject to the following rules:

a) The rate is based on the covered adult's sex, rate class and attained age. For any increase in the specified amount, the attained age will be the covered adult's age on the effective date of the increase.

b) The monthly rates will be determined by us based on our expectation as to future mortality experience.

c)   If we change the rates, we will change them for everyone in a rate class.

d) The monthly guaranteed rates shown in the policy are based on the 1980 Commissioner's Standard Ordinary Mortality Table, Age Last Birthday. The monthly rate will never be more than these rates.

4.3 REINSTATEMENT
This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

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a)   You must provide proof of good health and insurability satisfactory to us for the covered adult who would be insured under this rider upon such reinstatement.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

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SECTION 5 - CONVERSION
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5.1 CONVERSION PRIVILEGE
The owner may convert this rider to a new policy on the covered adult without proof of insurability if the policy and this rider are in force with all needed monthly deductions paid. Application for conversion must be made before termination of the policy and rider and before the covered adult's 75th birthday, or within 60 days after your death.

5.2 CONVERSION REQUIREMENTS
Such conversion is subject to the following rules:

a)   The owner must send us a written request, on our form.

b)   The owner must pay the first premium on the new policy.

c) The policy date of the new policy will be the date of termination of this rider.

d) In no event will the new policy become effective, unless the covered adult is living on the policy date of the new policy.

e) The face amount of the new policy may not exceed the face amount of this rider in effect on the date of the request.

f) The new policy must comply with our published rules in effect on the date of issue of the new policy.

g) The premium for the new policy will be our rate for the covered adult's age on the policy date of the new policy for the same premium class as this rider.

h) The new policy will be subject to the same exceptions, exclusions and restrictions, if any, as this rider.

i) The new policy may be any form of single-life permanent life insurance policy then being offered by us.

j) Our consent and proof of the covered adult's insurability are required to add any other benefit riders to the new policy, including the waiver of charges rider.

                                                         /s/  Craig A. Lang


                                                         President